Exhibit 12


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
                                                                                   The Gillette Company

                                                                             Ratio of Earnings to Fixed Charges
                                               Six months       Six months
Dollars in millions                              ended            ended
                                           September 30, 2003 September 30, 2002    2002       2001       2000       1999       1998
                                             ---------------  ---------------      -----      -----      -----      -----      -----
Earnings:
       Income from continuing operations
         before income taxes                $          1,452            1,261      1,752      1,342      1,288      1,912      1,656
       Interest expense                                   43               65         84        145        223        136         94
       Interest portion of rental expense                 33               30         43         31         25         20         17
       Amortization of capitalized interest                8                8         10          9          6          5          4

                                                       -----            -----      -----      -----      -----      -----      -----
       Earnings available for fixed charges $          1,536            1,364      1,889      1,527      1,542      2,073      1,771
                                                       =====            =====      =====      =====      =====      =====      =====

Fixed Charges:
       Interest expense                     $             43               65         84        145        223        136         94
       Interest capitalized                                1                3          4         11         23         13         18
       Iterest portion of rental expense                  33               30         43         31         25         20         17

                                                       -----            -----      -----      -----      -----      -----      -----
       Total fixed charges                  $             77               98        131        187        271        169        129
                                                       =====            =====      =====      =====      =====      =====      =====



Ratio of Earnings to Fixed Charges                      20.0             13.9       14.5        8.2        5.7       12.3       13.7
                                                       =====            =====      =====      =====      =====      =====      =====

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